Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of July 22, 2013, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for trial through the end of 2013.

2013
Engle progeny

July (0)	October (3)

August (5)	November (2)

September (2)	December (0)

As of July 22, 2013, no Engle progeny cases were in trial.

Other Individual Smoking & Health

July (0)	October (2)

August (0)	November (0)

September (0)	December (1)

As of July 22, 2013, no non-Engle progeny individual smoking and health cases were in trial.

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